Exhibit 10.15

AMENDED AND RESTATED CREDIT AGREEMENT

DATED

April 18, 2016

BETWEEN

THE BANK OF NOVA SCOTIA

- AND –

SEVEN SEAS WATER (TRINIDAD) UNLIMITED

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement is made the 18 day of April, 2016

BETWEEN:

THE BANK OF NOVA SCOTIA, a banking institution organized and existing under the laws of Canada having its executive offices and principal place of business located at 44 King Street West, Toronto, Ontario, Canada, in its capacity as lender, (hereinafter referred to as the “Lender”);

- AND -

SEVEN SEAS WATER (TRINIDAD) UNLIMITED, a company incorporated and existing under the laws of the Republic of Trinidad & Tobago, having its principal office located at First Floor, Briar Place, 10 Sweet Briar Road, St. Clair, Port-of-Spain, Trinidad & Tobago, in its capacity as borrower, (hereinafter referred to as the “Borrower”).

WHEREAS

A)                            The Lender and Borrower are parties to a loan agreement dated April 9, 2012, as amended by the First Amendment and Waiver to the Credit Agreement dated April 15, 2013, the Second Amendment to the Credit Agreement dated May 21, 2013, the Third Amendment to Credit Agreement dated September 9, 2013, the Fourth Amendment and Waiver to Credit Agreement dated May 20, 2014, the Fifth Amendment Agreement dated October 20, 2014 and the Sixth Amendment and Waiver Agreement dated June 4, 2015 (and as further amended from time to time, the “Existing Loan Agreement”), which Existing Loan Agreement secured a loan facility to the Borrower in the sum of Thirty Million United States Dollars (US$30,000,000.00) and upon which stamp duty was paid in Trinidad and Tobago to cover the said sum of Thirty Million United States Dollars (US$30,000,000.00);

B)                            The Existing Loan Agreement is further secured by the Security Documents;

C)                            The principal sum of US$18,928,571.20 (the “Existing Loan Balance”) is owing by the Borrower to the Lender on the Existing Loan Agreement;

D)                            The Lender and Borrower desire to amend and restate the Existing Loan Agreement, to among other things, establish a term loan facility for up to US$8,000,000, subject to certain conditions and in consideration of the representations, warranties, covenants, security and other undertakings hereinafter contained, which term loan facility of US$8,000,000 together with the Existing Loan Balance amount in the aggregate of US$26,928,571.20, being the sum now secured by this Agreement and the Security Documents; and

E)                             The Borrower has agreed to use the additional funds to be advanced pursuant to this Agreement upon and subject to the terms and conditions of this Agreement.

NOW THEREFORE IT IS HEREBY AGREED by and between the parties as follows:

SECTION 1

DEFINITIONS

In this Agreement, unless otherwise defined herein, the following terms shall have the following meanings:

1.1                              “Acquisition” means any transaction, or any series of related transactions, consummated after the Original Effective Date, by which the Borrower acquires at least a twenty per cent (20%) ownership interest in another Person, whether through (a) a purchase of stock or other ownership interest, (b) a merger or (c) otherwise.

1.2                              “Advance” means a cash advance made or to be made by the Lender to the Borrower hereunder as further evidenced by Promissory Note.

1.3                              “Agreement” or “Credit Agreement” means this Amended and Restated Credit Agreement including Appendices as amended, restated, amended and restated, or otherwise modified or supplemented from time to time.

1.4                              “Alternative Rate” shall mean for any day, the sum of (x) the relevant Margin Facility A or Margin Facility B and (y) the rate of interest per annum in effect for such day as publicly announced from time to time by the Wall Street Journal as the

“prime rate” for United States Dollar loans in the United States less (z) 1.00% per annum.

1.5                              “Amendment Effective Date” means the date Agreement has been signed by all parties and all of the conditions precedent set forth in section 4 have been satisfied and/or waived.

1.6                              “Applicable Accounting Principles” means accounting principles under which the Borrower’s audited financial statements are prepared, which shall be US GAAP, unless the Borrower notifies the Lender in writing that its audited financial statements will be prepared according to the IFRS.

1.7                              “Business Day” means (a) for the purpose of establishing the relevant LIBOR or Payment Date, a day on which banks are not required to close in London, United Kingdom, New York, New York, United States of America and Toronto, Ontario, Canada and (b) for the purpose of establishing the day a transfer of funds is to be made, a day on which commercial banks are open in New York, New York, United States of America, Toronto, Ontario, Canada and the Republic of Trinidad & Tobago.

1.8                              “Capital Lease Obligations” means obligations of any Person under any leasing or similar arrangement which, in accordance with Applicable Accounting Principles, would be classified as capitalized leases.

1.9                              “Change in Control” means, with respect to the Borrower, any event that results in the Shareholder no longer (a) owning or Controlling, directly or indirectly, more than fifty per cent (50%) of the Voting Stock of the Borrower or (b) maintaining or exercising, directly or indirectly, the authority to direct or cause the direction of the management and policies of the Borrower (including, without limitation, the election of a majority of directors on the board of directors of the Borrower or persons performing similar duties).

1.10                       “Change in Law” means (a) the introduction, enactment, adoption or phase-in of any law, rule, directive, guideline, decision or regulation (or any provision thereof) by any Governmental Authority after the Original Effective Date; (b) any change in any law, rule, directive, guideline, decision or regulation (or any provision thereof) or in the interpretation or re-interpretation or application thereof by any Governmental Authority after the Original Effective Date; or (c) compliance by any Lender with any request, guideline, decision or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Original Effective Date.

1.11                       “Change Orders” means changes to the specifications or scope of the Expansion Project made after the Amendment Effective Date that increase the Project Budget.

1.12                       “Contractor” means any company that contracts with the Borrower to provide goods and/or services listed in the Project Budget.

1.13                       “Control” (including the terms “Controlling”, “Controlled by” and “under common Control with”) of a Person means the possession, direct or indirect, of the power to vote more than fifty percent (50%) of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

1.14                       “Debt Service” means for any period, the sum of the following:  (a) all payments of principal of Financial Debt scheduled to be made during such period; plus (b) all Interest Expense in respect of Financial Debt for such period.

1.15                       “Debt Service Coverage Ratio” or “DSCR” shall be the ratio of (a) the Borrower’s EBITDA during such period less maintenance capital expenditures, to (b) Debt Service during such period, in each case, as determined by the Borrower’s most recently available financial statements.

1.16                       “ “Distributions” means payments by the Borrower (i) to its shareholders in respect of capital stock or any other ownership interest, including without limitation,

payment of dividends, (ii) to its shareholders or affiliates of its shareholders in respect of principal or interest on Related Party Debt, and (iii) of any management, consulting or similar fees to any affiliate of the Borrower or to any director or officer of an affiliate of the Borrower or to any person not dealing at arm’s length with the Borrower, in each case, in cash or other property except for payments payable solely in stock or other ownership interests. For the avoidance of doubt, any amount distributed as payment of an accounts payable by the Borrower to a shareholder of the Borrower or an affiliate of a shareholder of the Borrower arising from the delivery of goods or the provision of trade services to the Borrower and payable within 180 days of the delivery of such goods or the provision of such trade services, including any such payment of such accounts payable relating to the Expansion Project, are not “Distributions.”

1.17                       “Dollars and $” each means lawful currency of the United States of America.  (All figures referred to in this Agreement are in lawful currency of the United States of America unless set out to the contrary).

1.18                       “Drawdown Date” means the disbursement date for an Advance.

1.19                       “Drawdown Notice” means a notice, substantially in the form set out in Appendix I hereto, by which the Borrower requests an Advance.

1.20                       “EBITDA” means, for any period, the earnings of the Borrower, as set forth in the financial statements (audited or unaudited) of the Borrower available for the most recently ended accounting period (prepared in accordance with Applicable Accounting Principles), plus, (a) the sum of the following to the extent deducted in the calculation of earnings (i) interest, (ii) taxes, (iii) depreciation and amortization expense, (iv) non-cash stock based compensation expenses, (v) other non-recurring expenses of the Borrower reducing such earnings, which do not represent a cash item in such period or any future period, including without limitation non-cash expenses related to any asset sale permitted under this Agreement, (vi) extraordinary losses determined in accordance with GAAP and minus to the extent included in calculating such earnings, (b) all non-cash items increasing earnings for such period and extraordinary gains determined in accordance with GAAP.

1.21                       ““Environmental Laws” means any and all Legal Requirements in the Republic of Trinidad & Tobago, now or hereafter in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, human health or safety, or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or toxic or hazardous substances or wastes.

1.22                       “Environmental Questionnaire” means the Lender’s questionnaire pursuant to environmental risks of the Project.

1.23                       “Event of Default” means any one or more of the events or circumstances specified in Section 9.1 hereof.

1.24                       “Expansion Project” means the upgrade and expansion of the existing water plant for an additional capacity of 1.2MGPD.

1.25                       “Facilities” shall mean Facility A and Facility B as set out in section 2 of the Credit Agreement.

1.26                       “Fees” means the Up-Front Fee and, where applicable, the Prepayment Fee.

1.27                       “Final Drawdown Date” means October 31, 2016.

1.28                       “Financial Debt” means the sum of short- and long-term debt of the Borrower with financial institutions and evidenced by debt instruments, including, among other things, Capital Lease Obligations, overdrafts, bank loans, bonds, commercial paper and any other interest-bearing debt instruments.

1.29                       “Financial Documents” shall include, but are not limited to, this Credit Agreement, the Promissory Notes, the Guarantee, the Security Documents and any documents delivered to the Lender in connection with any of the foregoing.

1.30                       “Fiscal Quarter” means any quarter of a Fiscal Year.

1.31                       “Fiscal Year” means, with respect to the Borrower, any annual fiscal reporting period of the Borrower.

1.32                       “Fixed Rate Base” means the Lender’s cost of funds in the swap market for fixed interest rate funding, matching the amount and repayment schedule of the Loan, plus 0.25% per annum.

1.33                       “GAAP” or “US GAAP” means generally accepted accounting principles in the United States of America.

1.34                       “Governmental Authority” means any federal, provincial, local, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with Canada, a province or territory thereof, or any foreign entity or government.

1.35                       “Guarantee” means the irrevocable, unconditional amended and restated guarantee executed by the Guarantor in favor of the Lender for the Loan Amount, in form and substance satisfactory to the Lender as set out in Appendix III.

1.36                       “Guarantor” means AquaVenture Holdings LLC, a Delaware limited liability company formed on December 11, 2006.

1.37                       “Hedging Instruments” means options, caps, floors, collars, swaps, forwards, futures and any other agreements, options or instruments substantially similar thereto or any series or combination thereof used to hedge interest, foreign currency and commodity exposures.

1.38                       “IFRS” means International Financial Reporting Standards which are principal-based accounting standards and interpretations.

1.39                       “Indebtedness” means, for any Person without duplication:  (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (and not for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within one hundred and eighty, (180), days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) Indebtedness of others guaranteed by such Person; (g) obligations of such Person in respect of surety bonds and similar obligations; and (h) Hedging Instruments.

1.40                       “Insurance Policies” means an all-risk insurance policy (including hurricane and earthquake risk) covering the Project and Expansion Project, such that the insurer is acceptable to the Lender.

1.41                       “Interest Expense” means, for any period, the aggregate amount of interest paid or required to be paid in cash by the Borrower in respect of Financial Debt during such period and in all cases excludes capitalized interest.

1.42                       “Interest Period” means with respect to any Advance, (i) the period commencing on the relevant Drawdown Date listed on the first column of Schedule l of the Promissory Note with respect to such Advance and extending up to, but not including, the next Payment Date; and (ii) thereafter the period commencing on each Payment Date and extending up to, but not including, the next Payment Date.

1.43                       “Legal Requirements” means, with respect to any Person or its property, shall mean all laws, statutes, codes, acts, ordinances, permits, licenses, authorizations, directions and requirements of all governmental departments, commissions, boards, courts, authorities and agencies, and any material deed restrictions or other requirements or record, applicable to such Person or such property, or any portion thereof or interest therein or any use or condition of such property or any portion thereof or interest therein (including those relating to zoning, planning, subdivision, building, safety, health, use, environmental quality and other similar matters).

1.44                       “Lender” or “Bank” means The Bank of Nova Scotia;

1.45                       “LIBOR” means, in relation to any period for which an interest rate is to be determined, the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) (where such is available for the relevant currency and period) appearing at or about 11:00 hours a.m.  London time on the relevant Reuters screen page(s) two business days before the first day of such interest period for a period equal to such interest period. The period between the day of each advance and the day of payment in full of the principal amount of each advance shall be divided into successive periods, each such period being an interest period;

1.46                       “Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit, arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

1.47                       “Loan” means the aggregate amount outstanding under Facility A and Facility B provided by the Bank to the Borrower.

1.48                       “Loan Amount” means the aggregate amount of the principal, interest, expenses, Fees, and any other charges due and owing under this Agreement by the Borrower at any particular time.

1.49                       “Margin Facility A” means four per cent (4.00%) per annum.

1.50                       “Margin Facility B” means four point sixty five per cent (4.65%) per annum.

1.51                       “Material Adverse Effect” means a material adverse change in or material adverse effect on (a) the rights and remedies of the Lender under this Agreement, (b) the Project or Expansion Project or the ability of the Borrower to perform its material obligations under any material agreement relating directly to the Project or Expansion Project, or, (c) the business, financial condition or operations of the Borrower and the Guarantor, taken as a whole.

1.52                       “Maturity Date” means the final Payment Date which shall occur no later than (x) September 15, 2020 with respect to Facility A, and (y) April 15, 2019 with respect to Facility B.

1.53                       “Obligations” means collectively, (i) all loans, advances, debts, liabilities, and obligations, howsoever arising, owed by the Borrower under this Agreement or the Security Documents of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all interest, fees, charges, expenses, attorneys’ fees chargeable to the Borrower; (ii) any and all sums advanced by the Bank in order to preserve the security; and (iii) in the event of any enforcement action by the Bank, the reasonable and documented and out-of-pocket expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the security, or the Bank’s rights under the Security Documents, together with reasonable, documented and out-of-pocket attorneys’ fees and court costs;

1.54                       “Off-Taker” means the Water and Sewerage Authority Trinidad & Tobago (“WASA”).

1.55                       “Original Effective Date” means April 9, 2012.

1.56                       “Payment Date” means the 15th day of each month.

1.57                       “Performance Bonds” means surety bonds, bank guarantees or standby letters of credit issued on behalf of Contractors pursuant to construction contracts for the Project.

1.58                       “Permitted Liens” means (i) any Liens granted to the Lender; (ii) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or that are being contested in good faith by appropriate proceedings; (iii) Liens imposed by applicable law, such as carriers’, warehousemen’s, mechanics’, material men’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than ninety (90) days or that are being contested in good faith by appropriate proceedings;  (iv) Liens consisting of zoning restrictions, licenses restrictions and similar encumbrances on the use of property which do not interfere with the ordinary conduct of the Borrower’s business; (v) Liens granted to secure the purchase price of property acquired and any renewal or extension of such Lien which is limited to the original property covered thereby and which secures any renewal or extension of the original secured financing; (vi) Liens consisting of easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purpose; (vii) Liens securing capitalized leases permitted under Section 5.l(h), and (viii) any other Liens securing Indebtedness permitted under Section 5.1(h).

1.59                       “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

1.60                       “Prepayment Fee” means a fee payable by the Borrower to the Lender in an amount equal to one percent (1.0%) of the principal of the Loan prepaid.

1.61                       “Project” means the construction of a desalination plant with 5.5 MGPD of water production to be located on the island of Trinidad at Point Fortin and constructed pursuant to the WSA.

1.62                       “Project Budget” means the document detailing the construction schedule and Project Costs, as amended or modified from time to time.

1.63                       “Project Completion Date” means, the date on which the Expansion Project has been completely installed and rendered operational as certified in writing by the Borrower, which shall take place no later than October 31, 2016.

1.64                       “Project Costs” means all costs related to:  (a) the design, engineering, development, construction, installation and commissioning of the Expansion Project; (b) interest during the construction; and (c) the Upfront Fee and legal fees pursuant to this Agreement.

1.65                       “Project Documents” shall include, but are not limited to, all contracts for construction, equipment and materials pursuant to the Expansion Project.

1.66                       “Promissory Note” means the promissory note, which shall be executed by the Borrower, in the form attached hereto as Appendix II for Facility B.

1.67                       “Related Party Debt” means Indebtedness owing by (i) the Borrower to a shareholder of the Borrower, or (ii) the Borrower to an affiliate of a shareholder of the Borrower.

1.68                       “Revenue Account” means the current account, established by the Borrower, with Scotiabank Trinidad & Tobago Limited, into which all revenues pursuant to the Water Sale Agreement shall be sent directly from the Off-Taker by wire transfer.

1.69                       “Sanctionable Practice” means any action prohibited under foreign corrupt practices laws in the United States of America or Trinidad & Tobago including, but not limited to: (i) any offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another party; (ii) kickbacks and bribery; (iii) any action or omission, including misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial or other benefit or to avoid an obligation; or (iv) impairing or harming, or threatening to impair or harm, directly or indirectly, any party or the property of the party to influence improperly the actions of a party.

1.70                       “Security Documents” shall have the meaning under section 2.3 of the Credit Agreement.

1.71                       “Shareholder” means Seven Seas Water (Barbados) SRL.

1.72                       “Subsidiary” means, with respect to any Person, any corporation or other legal entity of which more than fifty per cent (50%), of the outstanding capital stock or other equity interests having ordinary voting power to elect a majority of the board of directors or other applicable governing body of such corporation or entity (irrespective of whether at the time capital stock or other equity interests of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

1.73                       “Tangible Net Worth” or “TNW” means the sum of share capital, earned and contributed surplus and postponed funds, less (i) amounts due from officers/affiliates (ii) investments in affiliates and (iii) intangible assets.

1.74                       “Taxes” means all present and future taxes, levies, imposts, duties, charges, fees, deductions and withholdings imposed or levied by any governmental, fiscal or other competent authority in the Republic of Trinidad & Tobago.

1.75                       “Up-Front Fee” means the fee equal to 1.25% of authorized amount of Facility B.  For avoidance of doubt, the Dollar value of the Up-Front Fee shall not be reduced or refunded in the event the Loan is reduced or cancelled.

1.76                       “Voting Stock” means shares of capital stock of any Person or any class or classes (however designated) that have by the terms thereof normal voting power to elect the members of the board of directors of such Person (other than voting power upon the occurrence of a stated contingency such as the failure to pay the dividends).

1.77                       “Water Sale Agreement” or “WSA” means the agreement between WASA and Seven Seas Water (Trinidad) Unlimited, Seven Seas Water Corporation and its affiliate members of the Seven Seas Group dated May 7, 2010 and all amendments thereto.

1.78                       Any reference in this Agreement to:

a “Clause” shall, subject to any contrary indication, be construed as a reference to a clause hereof;

the “Bank” shall be construed so as to include its designated Affiliates, successors, and assigns;

a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the preceding Business Day, provided that, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month (and reference to “months” shall be construed accordingly);

any references to calculations involving amounts for any “month” shall be deemed to refer to the amounts as of the end of such month;

“repay” (or any derivative form thereof) shall, subject to any contrary indication, be construed to include “prepay” (or, as the case may be, the corresponding derivative form thereof);

a “Section” shall, subject to any contrary indication, be construed as a reference to a section hereof;

the “winding-up”, “dissolution” or “administration” of a company shall be deemed to include a partnership and shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or partnership is incorporated or formed or any jurisdiction in which such company or partnership carries on business;

“writing” means any original or facsimile transmission legibly received, except in relation to any certificate, forecast, report, notice, resolution or other document that is expressly required by this Agreement to be signed, and “written” has a corresponding meaning.

1.79                       Save where the contrary is indicated, any reference in this Agreement to:

(a)                this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be amended, varied, novated or supplemented;

(b)                a law or statute shall be construed as a reference to such law or statute as the same may have been, or may from time to time be, amended or re-enacted;

(c)                 references to days shall refer to calendar days unless Business Days are specified;

(d)                defined terms in the singular shall include the plural and vice versa, and the masculine, feminine or neuter gender shall include all genders.

1.80                       Clause and Section headings are for ease of reference only.

1.81                       With respect to (i) any date or time period occurring and ending prior to the Amendment Effective Date, the rights and obligations of the parties hereto shall be governed by the Existing Loan Agreement and the Security Documents, which for such purposes shall remain in full force and effect; and (ii) any date or time period occurring or ending on or after the Restatement Effective Date, the rights and obligations of the parties hereto shall be governed by this Agreement and the Security Documents.  This Agreement is an amendment and restatement of the Existing Loan Agreement, it being acknowledged and agreed that the principal amount outstanding under the Existing Loan Agreement constitutes the same obligations evidenced by this Agreement and that this Agreement is in no way intended to constitute a novation of the Existing Loan Agreement or the principal amount outstanding thereunder.  From and after the Amendment Effective Date, any reference in any Security Documents to the Existing Loan Agreement shall be deemed to be a reference to this Agreement and in the event of any conflict or inconsistency between the provisions of this Agreement and the Security Documents provided hereunder and those of the Existing Loan Agreement and the Security Documents provided thereunder, the provisions of this Agreement and the Security Documents provided hereunder shall prevail.  Without limiting the generality of the foregoing, the parties agree that all indebtedness of the Borrower, including principal and interest, outstanding on the date of this Agreement under the Existing Loan Agreement shall, on and after the Amendment Effective Date, be deemed to be indebtedness outstanding hereunder under this Agreement and subject to the terms of this Agreement.  All Security Documents between any one or more of the parties hereto or issued by a Borrower to the Bank, including current account documents, are hereby ratified and confirmed in all respects and shall continue in full force and effect.  The Borrower hereby undertakes to enter into any amending agreements that may be reasonably required by the Bank to ensure that all Security Documents secure all of the Obligations.

SECTION 2

LOAN PARTICULARS

2.1                              Facility A AUTHORISED LIMIT US$18,928,571.20 (“Facility A”)

Type: Non-Revolving Loan

Currency: United States Dollars

Purpose: Originally granted to finance up to 70% of project costs for the Project together with other related costs.

Utilization: Facility A has been fully availed. No further advances are allowed. Amounts repaid cannot be redrawn.

Term: Facility A expires on September 15, 2020.

2.2                              Facility B AUTHORISED AMOUNT US$8,000,000 (“Facility B”)

Type: Non-Revolving Loan

Currency: United States Dollars

Purpose: To assist with the financing of the Expansion Project.

Utilization: The Borrower may utilize Facility B by way of 2 direct advances evidenced by promissory notes, provided all terms and conditions are met. Amounts not drawn under Facility B by the Final Drawdown Date shall cease to be available to the Borrower and the authorized limit of Facility B shall be automatically and permanently reduced accordingly. Amounts repaid cannot be redrawn.

Term: Facility B expires on April 15, 2019.

2.3                              Security

The Loan shall be secured by (each of the following, a “Security Document” and collectively, the “Security Documents”):

(a)                                             The Guarantee;

(b)                                             A pledge of 100% of the Shareholder’s shares in the Borrower;

(c)                                              A first mortgage debenture securing all of the Borrower’s assets;

(d)                                             An assignment of funds on deposit in the Revenue Account;

(e)                                              Insurance claim proceeds wherein the insurer names the Lender as loss payee on all Insurance Policies as security for Facility A;

(f)                                               Assignment of proceeds payable pursuant to Performance Bonds by means of loss payee or letters of direction, as applicable; and

(g)                                              The assignment of present and future cash-flows from the Water Sale Agreement, which shall include written acknowledgement from the Off-Taker.

2.4                              Drawdown Notice

(a)                                             Whenever the Borrower wishes to obtain an Advance, the Borrower shall send to the Lender a duly completed and executed Drawdown Notice.

(b)                                             Once a Drawdown Notice has been received by the Lender, such instructions shall be irrevocable.

(c)                                              If the applicable conditions precedent set forth in Section 4 of this Agreement have been satisfied, the Lender shall provide the Advance no later than three (3) Business Days following receipt of the Drawdown Notice.

2.5                              Repayment of Facilities

(a)                                             Facility A

Interest payable monthly.

Facility A shall be repaid by equal monthly payments of US$357,142.86 each plus interest. The balance of Facility A together with accrued interest and all other amounts outstanding shall be paid on or before September 15, 2020.

(b)                                             Facility B

Interest payable monthly.

The balance of Facility B together with accrued interest and all other amounts outstanding shall be paid on or before April 15, 2019.

(c)                                              Payments shall be made by the Borrower to the Lender without set-off or counterclaim in immediately available funds not later than 1:00 p.m. (Eastern time) at the Lender’s designated account located at:  The Bank of Nova Scotia New York Agency, 1 Liberty Plaza, Floors 22-26, New York, NY, USA 10016; Fed Funds ABA#02600253-2; Reference: For credit to: GWS Loan Agency Operations, Toronto, Ontario Account #6027-36, Attention: Director, Agency; Re: Seven Seas Water (Trinidad) Unlimited;

(d)                                             The Dollar is the currency of account and payment for each and every sum at any time due from the Borrower hereunder;

(e)                                              Interest on the Advances shall be payable as per Section 3;

(f)                                               All Fees, legal fees and the other expenses shall be payable by the Borrower upon receipt of an invoice from the Lender pursuant to the terms and conditions of this Agreement.

2.6                              Voluntary Prepayment of Loan

(a)                                             The Borrower shall have the right, on giving not less than thirty (30) days written notice to the Lender, which notice shall be irrevocable, to prepay all or a part of the principal of the Loan Amount, provided that:

(i)                         Prepayment shall only occur on a Payment Date;

(ii)                      The Borrower shall pay all break funding costs, if any, in full;

(iii)                   In the case of partial prepayments, such prepayments shall be in multiples of one million Dollars, ($1,000,000), provided that the initial prepayment shall be no less than five million Dollars, ($5,000,000);

(iv)                  The Borrower shall, (for any prepayment made prior to three (3) years after the Original Effective Date), pay the Prepayment Fee;

(v)                     The Borrower shall reimburse the Lender for any minimum premium payments pursuant to the political risk insurance policy in respect to Facility A;

(vi)                  With respect to any prepayment of Facility B, such prepayment shall not occur prior to the Project Completion Date; and

(vii)               Prepayments are to be applied pro-rata against the then remaining monthly payments for Facility A and/or Facility B as set out in section 2.5.

2.7                              Mandatory Prepayment of Loan

The Borrower shall make mandatory prepayment of the Loan, plus the Make Whole Amount (if any) but without Prepayment Fee as follows:  (i) in an amount equal to the expropriation proceeds and/or insurance proceeds received by Borrower from the Insurance Policies to the extent such amounts are not applied to restoration or repair of the Project or Expansion Project; (ii) in an amount equal to termination payments received by Borrower under the Water Sale Agreement; and (iii) in an amount equal to the net proceeds of any asset sales if such net proceeds exceed in the aggregate $100,000 per year, provided that no mandatory prepayment shall be required if such amounts are reinvested in the Project or Expansion Project. Mandatory prepayments are to be applied pro-rata against the then remaining monthly payments for Facility A and Facility B as set out in section 2.5, in direct order of maturity.

SECTION 3

INTEREST RATE

3.1                              Interest Rate

(a)         Facility A

Interest on Facility A shall accrue at a rate per annum during each 30 day interest period equal to: (i) 30 day LIBOR plus 4%, in respect of 50% of principal amount of Facility A, and (ii) 5.64% fixed rate in respect of 50% of principal amount of Facility A. Interest shall be paid monthly.

(b)         Facility B

Interest on Facility B shall accrue at a rate per annum during each 30 day interest period equal to 30 day LIBOR plus 4.65%. Interest shall be paid monthly.

(c)          No later than five (5) Business Days after the Final Drawdown Date, the Borrower shall be entitled to request from the Lender as to the percentage of the Loan that shall be financed at a fixed interest rate (the “Fixed Interest Rate Percentage”), provided such Fixed Interest Rate Percentage shall be no less than 50% of the Loan.  With fixed rates to be provided by the Lender on a quotation basis subject to the sole discretion of the Lender. If the Lender agrees to fix the interest rate for the Fixed Interest Rate Percentage, then it shall notify the

Borrower as to the date the fixed rate is established (the “Fixed Interest Rate Notice Date”).

(d)         The Borrower shall pay interest on all Advances on each successive Payment Date from the respective Drawdown Dates until, but not including, the first Payment Date following the Fixed Interest Rate Notice Date at the applicable LIBOR plus the Margin. The Borrower shall also provide the Lender with a promissory note for the fixed interest rate.

(e)          Commencing the first Payment Date following the Fixed Interest Rate Notice Date and continuing until the Maturity Date, the Borrower shall pay interest on the outstanding Loan balance for the next Interest Period at the interest rate calculated by the following formula:

Fixed Interest Rate Percentage x (Fixed Rate Base + the Margin) + (1 - Fixed Interest Rate Percentage) x (one month LIBOR + the Margin)

(f)           All calculations in respect of interest shall be made on the basis of a three hundred and sixty (360) day year and the actual number of days outstanding.

3.2                              Fixed Interest Rate Make Whole Provision

Upon (i) the prepayment of all or part of the Loan after the Fixed Interest Rate Notice Date by the Borrower under Section 2.6 and/or 2.7, or (ii) the Lender accelerating the Loan after the Fixed Interest Rate Notice Date, as set out in Section 9.2 hereof, the Borrower shall, in addition to any other amount then payable by the Borrower pursuant to the terms hereof, in respect of the amount to be prepaid (the “Prepayment Amount”), pay to the Lender, in Dollars, an amount (such amount, the “Make-Whole Amount”) equal to the one-time payment, if any, that the Lender would be required to pay, if the Lender were to enter into a notional fixed-to-floating interest rate swap (the “Swap”) with an acceptable investment grade financial institution counterpart, having the terms set out below;

The Make-Whole Amount shall be determined by the Lender in good faith pursuant to the methodology below as of the date on which the Prepayment Amount is to be paid (the “Prepayment Date”), as if the Lender were the floating rate payer under such Swap, which determination shall be conclusive and binding on the Borrower for all purposes in the absence of demonstrable error; provided, that, upon the request of the Borrower, the Lender shall describe in writing to the Borrower, in reasonable detail, the calculation of such direct cost.  The Swap shall have the following terms:

(a)         Both the fixed and floating rate payment dates shall be the same as the scheduled Payment Date of the applicable principal Loan Amount featuring a fixed interest rate (the number of days commencing, and including, on one such Payment Date to, but excluding, the next Payment Date being the “Swap Interest Period”), provided, that the initial Swap Interest Period shall commence on and include the Prepayment Date and the final Swap Interest Period shall end on but exclude the Maturity Date;

(b)         The fixed rate shall be the Fixed Rate Base;

(c)          The notional amount of the Swap shall be denominated in Dollars and shall be equal to the Prepayment Amount, amortized (if applicable) to reflect the application of the Prepayment Amount in the repayment schedule of the Loan featuring a Fixed Interest Rate;

(d)         The day count fraction shall be the actual number of days in the Swap Interest Period divided by 360;

(e)          The term of the Swap shall be equal to the period commencing on, and including, the Prepayment Date to, but excluding, the Maturity Date; and

(f)           The floating interest rate is the floating rate of interest that would be paid by the floating rate payor in respect of a swap having the terms and conditions set out above which appears on Reuters page 19901 (SEMIBOND-column 5) as of 11:00 a.m. (London time) on the day that is two (2) London Business Days preceding each Swap Interest Period (interpolated, for valuation purposes, in respect of the first calculation period of the Swap, to reflect the number of remaining days in the current Swap Interest Period).

(g)          The Lender shall first apply any Prepayment Amount pursuant to Sections 2.6 and/or 2.7 towards the portion of the Loan for which a floating interest rate applies and second towards the Fixed Interest Rate Percentage.

3.3                       Default Interest

In the event any amount of principal hereof or accrued interest on a Promissory Note is not paid in full when due (whether at stated maturity, by acceleration or otherwise), the Borrower shall pay to the Lender on demand interest on such unpaid amount (to the extent permitted by applicable law) for the period from the date such amount was due until such amount shall have been paid in full at an interest rate per annum equal to 30-day LIBOR plus the Margin plus an additional two per cent (2.00%) (the “Default Margin”) per annum.

3.4                       Lender’s Option to Convert Loan to a 100% LIBOR-based interest rate following an Event of Default

If the Lender provides the Borrower with a notice pursuant to Section 9.1 (Events of Default), the Lender may, at its sole discretion, elect not to accelerate the Loan and instead declare that the Loan shall be converted to a loan payable on demand by the Lender and the Lender shall convert the interest rate on the Loan to an interest rate equal to one month LIBOR plus the Default Margin.  For avoidance of doubt, in such circumstances the provisions of Section 3.2 shall continue to apply and the Lender shall determine if a Make-Whole Amount is payable by the Borrower to the Lender.  The Make-Whole Amount shall be calculated as if the Loan Amount were being prepaid in full on such conversion date.

3.5                       Market Disruption and Alternative Interest Rates

(a)                                 If-on or before the day that is three (3) Business Days prior to the start of an Interest Period, the Lender determines (i) Dollar deposits in the amount of the Advance for a matching Interest Period are generally not available in the London interbank market or (ii) the cost to the Lender of obtaining matching Dollar deposits in the London interbank market in respect of any Loan principal balance would be in excess of LIBOR or (iii) adequate reasonable means do not exist for ascertaining LIBOR, then the Lender shall notify the Borrower in writing and on the last day of the then-existing Interest Period fund the Loan principal balance at the Alternative Rate.

(b)                                 Upon the Lender determining that the condition in Section 3.5 (a) has ceased, the Lender shall forthwith notify the Borrower in writing whereupon on the next Payment Date the Advance subject to the Alternative Rate shall be funded on the basis 3 month LIBOR.

SECTION 4

CONDITIONS PRECEDENT TO AMENDMENT

4.1                               The obligations of the Bank to make available Advances hereunder and amendments under this Agreement are subject to the performance by the Borrower of all the Borrower’s obligations set out hereunder and which are to be performed prior to disbursement of any Advance under the Facility B. Prior to the first Advance under Facility B, the Borrower shall provide the Bank with the following, each in a form and substance satisfactory to the Bank (the date of which all such conditions have been satisfied or waived in the sole discretion of the Bank, herein referred to as the “Amendment Effective Date”):

(a)                     There has been no Material Adverse Effect since the Original Effective Date;

(b)                     This Agreement duly executed and delivered by all parties hereto;

(c)                      The composite amendment to the Security Documents duly executed and delivered by the applicable party or parties thereto (other than the Bank) in the format as acceptable to the Bank and, in the case of instruments required to be recorded and filed, such instruments shall have been duly recorded or filed, as the case may be (or provisions reasonably satisfactory to the Bank for the recording or filing thereof and for the payment of all fees, taxes and other expenses in connection therewith shall have been made);

(d)                     A copy of the board resolution of the Borrower approving and authorizing this Agreement and the composite amendment to Security Documents to which it is a party;

(e)                      Evidence of authority of the Guarantor to enter into the Guarantee;

(f)                       Certificate of good standing of the Borrower and Guarantor; and

(g)                      A legal opinion addressed to the Lender, provided by the Borrower’s external New York counsel and external Trinidad counsel, which shall include among other things, an opinion: (i) the good standing of the Borrower and Guarantor, (ii) that the Borrower and Guarantor are in possession of all relevant and material agreements, licenses and permits, including environmental, necessary to enable to conduct its business; and (iii) that this Agreement, Security Documents, and composite amendment to Security Documents, and the Guarantee are valid and enforceable against the Borrower and Guarantor.

(h)                     Payment of the Up-Front Fee.

4.2          Conditions Precedent to the Initial Advance under Facility B and Every subsequent Advance under Facility B

The Borrower shall provide the Lender with the following:

a)                                     A Drawdown Notice in compliance with Section 2.4 of the Agreement; and,

b)                                     Solely with respect to Advances under Facility B after the Amendment Effective Date, a written statement signed by an officer of the Borrower stating a) the amount spent to date on the Expansion Project, b) progress report with variance and explanations for each item in the Expansion Project budget.

4.3                       In the event that the Conditions Precedents set out in section 4.2 have not been satisfied within three (3) months from the Amendment Effective Date, (as determined by the Lender in its discretion), the Lender reserves the right to cancel/ or reduce the Loan at the Lender’s sole discretion.

SECTION 5

NEGATIVE COVENANTS

5.1                       Until the Loan is repaid in full, the Borrower shall not during the tenure of the Agreement (and the Guarantor shall not, with respect to Section 5.l (f) and (k)) without the prior consent in writing of the Lender, (such consent not to be unreasonably withheld):

(a)                                 Permit, (through its actions), any breach of Section 2.1 and 2.2 of the Agreement respecting the purpose of the Loan;

(b)                                 Permit a Change in Control to occur prior to repayment in full of the Loan Amount on or before the Maturity Date;

(c)                                  Limitation on Asset Sales:  Sell or otherwise dispose of, by one or more transactions or series of transactions (whether related or not), assets of the Borrower for cumulative net proceeds greater than seven hundred and fifty thousand Dollars ($750,000) Dollars other than dispositions of obsolete, surplus or worn-out equipment.

(d)                                 Limitation on Acquisitions:  Enter into or make any Acquisition;

(e)                                  Negative Pledge:  Other than Permitted Liens, permit any Liens against the assets or the property of the Borrower as security in favour of any creditor until the Loan Amount is repaid in full;

(f)                                   Reserved.

(g)                                  Limitation on Distributions:  Make any Distribution unless (i) the projected and historical DSCR on a rolling four (4)  quarter basis, is equal to at least 1.40X, and (ii) no Event of Default shall have occurred and be continuing both before and after giving effect to a Distribution;

(h)                                 Limitation on Indebtedness:  At any time, incur, assume or permit any Indebtedness in an amount in excess of three million Dollars ($3,000,000), provided that, for the purposes of this Section 5.1(h) “Indebtedness” shall not include the Loan and any Related Party Debt. For the avoidance of doubt, accounts payable by the Borrower to a shareholder of the Borrower or an affiliate of shareholder of the Borrower arising from the delivery of goods or the provision of trade services to the Borrower and payable within 180 days of the delivery of such goods or the provision of such trade services are not “Indebtedness” or “Related Party Debt”;

(i)                                     Limitation on Capital Expenditures:  Following the Project Completion Date, incur, make or permit capital expenditures (excluding expenditures, regardless of when incurred, related the Project Budget, including Change Orders and Project overruns), in an amount greater than one million Dollars ($1,000,000) per annum, except for the purposes of the expansion of the existing plant in Trinidad the Borrower may incur additional capital expenditures of up to US$9,000,000 for the plant expansion during fiscal years 2015 to 2016 only. For greater certainty, the maximum capital expenditure for the plant expansion is US$9,000,000;

(j)                                    Limitation on Change Orders:  Permit any Change Orders, (including any changes to categories within the Project Budget), so that no single Change Order, the sum of which individually or in aggregate, exceeds one million Dollars ($1,000,000);

(k)                                 Sanctionable Practices. Guarantor and its subsidiaries:  Engage in, or authorize or permit any member of the Seven Seas Group or any other Person acting on its behalf to engage in, with respect to its operations or any transaction contemplated by this Agreement, any Sanctionable Practices.  The Borrower further covenants that should the Lender notify the Borrower or the Guarantor of its concerns that there has been a violation of the provisions of this Section or of Section 8.11 (Representations and Warranties) of this Agreement, the Borrower and the Guarantor shall cooperate in good faith with the Lender and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from the Lender and shall furnish documentary support for such response upon the Lender’s request;

SECTION 6

AFFIRMATIVE AND FINANCIAL COVENANTS

6.1                       The Borrower and, in respect of Sections 6.7, 6.11 and 6.13 (a) and (b) below, the Guarantor, hereby covenants and agrees with the Lender that until the Loan Amount is repaid in full, they shall at all times observe the following covenants:

(a)                                 Comply in all respects with all applicable Trinidadian law and regulations including Trinidadian laws relating to the payment of Taxes and corruption and bribery;

(b)                                 Maintain its existence, remain in good standing and shall remain duly qualified to carry on its business and own property in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except in each case, to the extent such failure could not reasonably be expected to have a Material Adverse Effect;

(c)                                  Use and operate all of its facilities and properties in material compliance with all applicable Environmental Laws, keep all material and necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith and to engage in any and all legally required environmental reporting, as required, in a thorough and appropriate manner, except in each case, to the extent such failure could not reasonably be expected to have a Material Adverse Effect.

6.2                       The Borrower hereby covenants that it shall following the Project Completion Date, in each year that any Loan Amount is outstanding, shall provide to the Lender with copies of an all risk insurance policy (including hurricane risk and earthquake risk) with a minimum term of twelve (12) months and covering the Project and Expansion Project in an amount equal to 105% of the principal Loan Amount outstanding on the date on which such insurance policy is obtained or renewed, and, in each case, the applicable insurance policy shall name the Lender as lender loss payee.

6.3                       The Borrower hereby covenants that with regard to Section 6.2, it shall ensure (i) that all premiums due to any insurer in connection with the Project and Expansion Project are paid in full on a timely basis; and (ii) that it will notify the Lender in writing promptly after acquiring knowledge of (a) any cancellation or alteration of insurance or (b) any expiry of insurance where the Borrower has determined or been advised the insurance will not be renewed.  The Borrower agrees to request its insurer(s) to provide a certificate(s) to the Lender whereby the insurer(s) endeveavour(s) to notify the Lender of any cancellation or alteration of insurance;

6.4                       The Borrower hereby covenants that it shall use the Advances exclusively for the purposes described in Section 2 of the Agreement;

6.5                       The Borrower hereby covenants that the Project Completion Date shall occur no later than October 31, 2016;

6.6                       The Borrower hereby covenants that it shall provide evidence of WASA’s satisfaction with the Expansion Project, which may take any written form, including without, evidence of payment by WASA for the provision of water, to be delivered no later than December 31, 2016;

6.7                       The Borrower and the Guarantor shall assume responsibility for all cost overruns with respect to the Project and any such overruns shall be funded when due.

6.8                       The Borrower shall permit the Lender to inspect the Project during normal business hours, with reasonable advance notice to the Borrower and subject to reasonable conditions as to safety and other operating matters;

6.9                       The Borrower shall, no later than the end of each month and continuing until the Project Completion Date, provide the Lender with a progress report with variance and explanations for each item in the Project Budget (the “Project Progress Report”) as of the end of the previous month;

6.10                Financial Covenant - Debt Service Coverage Ratio:  The Borrower shall, at the end of each Fiscal Quarter, maintain a Debt Service Coverage Ratio greater than or equal to 1.25X which shall be calculated quarterly on a rolling four quarter basis, using the Borrower’s unaudited quarterly financial statements;

6.11                Financial Covenant — Guarantor’s Minimum Tangible Net Worth:  The Guarantor shall, at the end of each Fiscal Quarter, maintain a Minimum Tangible Net Worth greater than or equal to fifty million Dollars ($50,000,000), using the Guarantor’s unaudited consolidated quarterly financial statements;

6.12                The Borrower shall maintain adequate records and books of accounts;

6.13                Reporting Requirements:  The Borrower and the Guarantor shall provide the Lender with the following:

(a)                                 No later than one hundred and twenty (120) days after the end of the Fiscal Year of Borrower, annual, unconsolidated, audited, financial statements of the Borrower and annual, consolidated, audited financial statements for the Guarantor and the Seven Seas Group;

(b)                                 No later than forty-five (45) days after the end of the Fiscal Quarter of each of the Borrower and Guarantor, quarterly, unaudited, unconsolidated, financial statements from the Borrower, and quarterly, unaudited, financial statements from the Guarantor on a consolidated basis with Seven Seas Group together with a certificate in the form of a letter addressed to the Lender, signed by the president, chief financial officer or other appropriate officers, of the Borrower or Guarantor, as applicable, confirming the information in Sections 6.10 and 6.11;

(c)                                  A copy of the annual operating and capital expenditure budgets and cash flow projections for the Project within sixty (60) days after the Borrower’s Fiscal Year- end with the first such report due no later than sixty (60) days after the Project Completion Date;

(d)                                 A copy of a receipt issued by the Ministry of Finance, Inland Revenue Service to the Borrower in respect of withholding tax paid pursuant to interest on the Loan, each quarter; and

(e)                                  The Borrower’s duly completed Environmental Questionnaire within one hundred and twenty (120) days of each Fiscal Year-end.

SECTION 7

CHANGE OF CIRCUMSTANCES

7.1                       Change in Circumstances:  If at any time it shall become unlawful or contrary to any regulation (whether or not having the force of law) for the Lender to maintain the Advances or any part thereof, the Lender shall so certify to the Borrower by way of a written notice.  Upon receipt of such written notice, the Borrower and the Lender shall negotiate in good faith for a period up to, but not exceeding thirty (30) days with a view to the Lender making available the Advances in a manner free of such sanctions. If upon the expiration of such a period, the Lender remains unable to continue the Advances on the agreed upon revised terms, the Lender may, by written notice, to the Borrower, declare its obligations to be terminated on a date specified in the notice whereupon the Lender’s commitments shall cease and the Borrower shall forthwith (or as specified by the Lender) prepay all Advances with accrued interest and all other reasonable amounts payable to the Lender under this Agreement and the transactions it contemplates, (such reasonable amounts with any reasonable costs incurred by Lender for the termination of the funding arrangements, (e.g. “break-funding” costs related to the Lender’s cancellation or prepayment of existing funding arrangements)), any reasonable documented, and out-of-pocket legal or business costs incurred by the Lender in order to investigate, assess, attempt to maintain or terminate the Loan, as mandated by competent authorities or reasonably determined by the Lender to be necessary and desirable and any other reasonable documented out-of-pocket costs, unforeseen by the Lender as of the Original Effective Date hereof, directly related to the purpose of this applicable section.

7.2                       Increased Costs:  If due to any Change in Law issued or made after the Original Effective Date by any Governmental Authority there shall be:  (a) any increase in the cost to the Lender of making or maintaining the Loan; (b) any increase in the amount of capital required or maintained, or expected to be maintained, by the Lender and the amount of such capital is increased by or based upon the existence of the Loan outstanding hereunder; or (c) any decrease in the effective rate of return on the capital of the Lender of making or maintaining the Loan to a level below that which the Lender would have attained but for the Change in Law (all of the preceding excluding any such increased costs, increased capital requirements or decreased rate of return (each an “Event”, together the “Events”), resulting from (A) Taxes or (B) changes in the basis of taxation of overall net income or overall gross income affecting the Lender), (the determination of any or all of the preceding Event or Events being at the Lender’s sole and absolute discretion with respect to the Loan), then the Lender shall provide the Borrower with a notice, (hereinafter the “Notice”) that shall (1) describe in reasonable detail the Event together with the approximate date of the effectiveness thereof, (2) set forth the cost to the Lender of such Event, and (3) calculate such amount as the Lender determines in its sole and absolute discretion is necessary to be compensated for the cost of such Event.  Such Notices (or Notices) may be sent by the Lender in respect of an Event (or Events) from time to time.  The Borrower shall promptly, following receipt of such Notice, pay directly to the Lender the amount sufficient to compensate the Lender for the cost of such

Event.  The Notice, including the certifications made therein, shall, in the absence of demonstrable error, be conclusive and binding on the Borrower.

SECTION 8

BORROWER’S REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement the Borrower (and, in respect of Section 8.11, the Guarantor) hereby REPRESENTS AND WARRANTS to the Lender that at each Drawdown Date (except where specifically stated to be given as of another date):

8.1                       The Borrower has the power, authority, and capacity to enter into, exercise its rights under, and to perfom1and comply with its obligations under this Agreement, and that the execution and delivery of this Agreement has been duly authorised by all necessary actions;

8.2                       The obligations expressed as being assumed by the Borrower under this Agreement constitute the Borrower’s legal, valid and binding obligations, enforceable against the Borrower in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and general principles of equity;

8.3                       As of the Amendment Effective Date, under the laws of the Republic of Trinidad & Tobago in force on the Amendment Effective Date, it is not necessary that this Agreement be filed, recorded or enrolled with any court or other authority in the Republic of Trinidad & Tobago or that any registration or similar Taxes (other than stamp duty) be paid on or in relation to this Agreement;

8.4                       There is no pending and, to the Borrower’s knowledge, no threatened material litigation against the Borrower;

8.5                       There are no pending and, to the Borrower’s knowledge, there are no threatened (i) written claims, complaints, notices or requests for information received by the Borrower with respect to any alleged violation of any Environmental Laws by the Borrower, or (ii) written complaints notices or inquiries received by the Borrower regarding potential material liability of the Borrower under any Environmental Laws;

8.6                       Each Advance shall be used in a manner consistent with the purposes set out in Section 2 of this Agreement;

8.7                       No Event of Default has occurred or is continuing;

8.8                       Neither:

(a)                                 The execution and delivery of this Agreement by the Borrower:

(b)                                 nor the entry into and performance of all terms of this Agreement by the Borrower, any Promissory Notes or any transactions contemplated by this Agreement:

(i)        will conflict with, or result in any breach of any of the terms, conditions or provisions of, or constitute a default or require any authorization under any applicable law or regulation by which the Borrower is bound or will violate any order, licence, permit or consent applicable to the Borrower or by which the Borrower is bound; or

(ii)       will cause any limitation on any of the powers of the Borrower whatsoever and howsoever imposed, to be exceeded; or

(iii)      will require any consent or approval of any officer of the Borrower or any other person which has not been obtained.

8.9                       The claims of the Lender regarding the Loan Amount shall rank at least pari passu in respect of the priority of payment of all other claims regarding all present and future Indebtedness of the Borrower;

8.10                The Borrower is in compliance with all applicable Trinidadian laws and regulations, including Trinidadian law relating to the payment of Taxes and to corruption and bribery;

8.11                No member of the Seven Seas Group, nor any Person acting on its or any of their behalf, has committed or engaged in, with respect to any of their respective operations or any transaction contemplated by this Agreement, any Sanctionable Practice;

8.12                All written information heretofore furnished by the Borrower to the Lender for purposes of or in connection with this Agreement is, and all such information hereunder furnished by the Borrower to the Lender will be, true and accurate in all material respects on the date as of which such information is stated or certified.  Such information, when taken as a whole, does not contain any material mis-statement of a material fact and does not omit to state any material fact necessary to make the statements therein not misleading.  The Borrower has disclosed to the Lender in writing any and all facts known to Borrower which would reasonably be expected to have a Material Adverse Effect.

SECTION 9

DEFAULT

9.1                       Any one or more of the following shall constitute an Event of Default hereunder:

(a)                                 The Borrower fails to pay any Loan Amount when due and continues not to pay for five (5) Business Days thereafter;

(b)                                 Any material representation or warranty made by the Borrower hereunder or any documentation furnished by it in connection herewith shall prove to have been incorrect in any material respect when made and if capable of remedy, such default continues for fifteen (15) Business Days;

(c)                                  The Borrower fails to perform or observe any material term, covenant, (either affirmative, negative or financial), or condition in this Agreement and such default is not remedied within thirty (30) Business Days;

(d)                                 The validity or enforceability of this Agreement, the Promissory Note(s) or any Drawdown Notice shall be successfully contested in a court of competent jurisdiction, following the expiry or adjudication of any appeals, by any Governmental Authority, the Borrower or the Guarantor;

(e)                                  Cross Default.  The Borrower or the Guarantor is in default, or shall fail to pay any Indebtedness that is outstanding, in a principal amount of at least two hundred and fifty thousand Dollars ($250,000), when such Indebtedness becomes due and payable, and such default or failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, without waiver by the holder of the Indebtedness;

(f)                                   The Borrower makes a general assignment for the benefit of, or a composition with, its creditors;

(g)                                  A moratorium is declared by a court of competent jurisdiction on the payment of any Indebtedness with a principal amount of at least Two Hundred and Fifty Thousand ($250,000) Dollars of the Borrower;

(h)                                 The Borrower repudiates this Agreement;

(i)                                     The failure of WASA to remain a statutory body of the Government of the Republic of Trinidad & Tobago during the tenor of the Loan;

(j)                                    Any breach by the Borrower of the terms and conditions of the WSA.

9.2                       Acceleration and Suspension of Advances

If any Event of Default occurs and is continuing, the Lender by written notice to the Borrower may do one or both of the following:

(a)                                 Declare the Loan to be immediately due and payable and thereafter, proceed to exercise any rights and remedies available to it under applicable law;

(b)                                 By notice to the Borrower, suspend the Lender’s obligation to make Advances, which suspension will continue until such Event of Default has been cured or the

Lender otherwise notifies the Borrower that the suspension is removed and such Event of Default has been waived by the Lender.

9.3                       Default Indemnity

(a)                                 The Borrower shall indemnify the Lender against any loss, damage or expense which it may sustain or incur as a consequence of the occurrence of any Event of Default, and all actions, proceedings, costs, damages, expenses, claims and demands howsoever arising in connection therewith (excluding special, indirect and consequential losses or damages), except to the extent such loss, damage or expense is due or results from the Lender’s gross negligence or willful misconduct.

(b)                                 Such indemnity shall include all reasonable documented, out-of pocket legal costs and reasonable expenses (including reasonable attorney’s fees on a full indemnity basis) incurred by the Lender in connection with any of the foregoing matters including without limitation, the enforcement by the Lender of its legal rights under this Agreement (except to the extent such cost or expense is due or results from the Lender’s gross negligence, bad faith or willful misconduct).

SECTION 10

EXPENSES

10.1                The Borrower shall pay the following reasonable, documented and out-of-pocket costs and expenses on demand, regardless of whether or not the transaction is consummated and, where applicable, the choice of Lender’s counsel shall be at the Lender’s sole discretion.

10.2                The Lender’s reasonable, documented, out-of-pocket expenses, including external counsel legal fees relating to this Agreement and reasonable, travel expenses for one of the Lender’s employees from The Bank of Nova Scotia, Toronto Executive Offices, in respect thereto.

10.3                All fees and expenses (excluding premiums except for prepaid premium pursuant to Section 2.6.a (v)) payable by the Lender.

10.4                The Lender’s cost to terminate funding arrangements, in accordance with Section 2.6 and 3.2, save and except where such termination arises as a consequence of an act or omission or default of the Lender, independent of any act or omission or default on the part of the Borrower.

10.5                All reasonable costs and expenses (including legal fees) incurred by the Lender in protecting or enforcing its rights under this Agreement.

10.6                All costs and expenses incurred by the Lender following an Event of Default, in connection with all site visits and inspections deemed necessary by the Lender.

SECTION 11

GENERAL

11.1                Severability

Any provision of this Agreement that is held to be inoperative, unenforceable or invalid in whole or in part as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid to such extent without affecting the remaining provisions or the operation, enforceability or validity of that provision as to the other parties or in any other jurisdiction and to this end, the provisions of this Agreement are declared to be severable.

11.2                No Waiver, Cumulative Remarks

No failure or delay by the Lender in exercising any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof.  The partial or single exercise of any right, remedy, power or privilege under this Agreement shall not operate as a waiver or as an estoppel regarding any rights under the same.  All rights and remedies provided in this Agreement are cumulative and may be exercised contemporaneously or successively, and are in addition to and not exclusive of any other rights and remedies provided by law.

11.3                Conclusive Evidence

A certificate signed by an officer of the Lender shall be conclusive evidence as to any rates or amounts to be calculated or owing under or in respect of this Agreement (save for demonstrable error).

11.4                Entire Agreement

This Agreement contains all of the representations and warranties, undertakings, covenants and agreements between the parties.  All prior negotiations, understandings, undertakings, covenants, representations and agreements, whether oral or written, in connection with the Agreement are merged herein.

11.5                Modification, Amendment

This Agreement may not be modified, altered nor amended in any manner whatsoever, except upon the agreement of the Lender and the Borrower, in writing and executed by the parties in the same manner as the document being modified, altered or amended.

11.6                Assignment

The Borrower may not assign, without the prior written consent of the Lender, (such consent not to be unreasonably withheld or delayed), whether in whole or in part, the benefits of this Agreement.  In the absence of an Event of Default, the rights and obligations of the Lender hereunder may be assigned only with the prior written consent of the Borrower, (such consent not to be unreasonably withheld or delayed).  After the occurrence and during the continuance of an Event of Default, the rights and obligations of the Lender may be assigned without notice or consent of the Borrower.

11.7                Disclosure of Information — Confidentiality

The Lender and the Borrower (each a “Confidential Information Holder” as the context may require) agree to maintain the confidentiality of all non-public information disclosed by the Lender or the Borrower (“Confidential Information”); provided, however, that a Confidential Information Holder may disclose the Confidential Information:  (i) if the Confidential Information Holder obtains such Confidential Information from a third party who is not bound by the obligation of confidentiality; (ii) if the Confidential Information is a matter of public knowledge through no fault of the Confidential Information Holder; (iii) to any assignee or to any Person who may otherwise enter into contractual relations with the Confidential Information Holder in relation to this Agreement, provided, that, prior to any such disclosure, such assignee or Person shall agree to preserve the confidentiality, pursuant to this Section 11.7, of any Confidential Information received by it from the Confidential Information Holder; (iv) if the Confidential Information is disclosed under a requirement of law or by the Confidential Information Holder in the course of enforcing its rights hereunder or defending itself against any action, suit claim or similar dispute or (v) any disclosures of Confidential Information required by US GAAP.

Notwithstanding the foregoing, the Borrower agrees that, with the prior written consent of the Borrower,  the Lender may disclose the following information in its annual report or in advertising (in the form of a tombstone):  the name of the Lender, Borrower, the date of Agreement, a general description of the transaction (including the country) and the amount of the Loan.

11.8                Withholding Taxes

All payments due hereunder (including without limitation under any Promissory Notes contemplated by this Agreement) shall be made without set off and free from all Taxes imposed on the Lender unless deduction of said Taxes cannot be avoided or waived by operation of law.  In the event that the Borrower is required by law to deduct Taxes from such payment then (a) provided that the Lender would continue to be entitled to treat any such deductions by the Borrower as evidence that it has already paid taxes on payments to it from the Borrower hereunder, the Borrower shall provide the Lender with evidence that it has paid the taxes deducted from payments to the relevant authorities; (b) regardless of whether the circumstances in clause (a) are or are not applicable, the payments due by the Borrower must still be increased insofar as necessary in order to ensure that the amount which remains following such deductions shall equal the amount which would have been made payable in the absence of such requirement.

11.9                Business Day Interest Extension

Whenever a Payment Date occurs on a day other than a Business Day, such Payment Date shall be the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

11.10         Judgment Currency

It is of the essence of this Agreement that the respective parties make the various payments hereunder in the currency expressed for such payments, (the currency expressed with respect to each payment therein called the “Required Currency” of such payment).  The obligation of each party to make each payment in the Required Currency shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, (including the payment of damages for the breach of this Agreement), until and except to the extent that such tender or recovery shall result in the actual receipt by the receiving party in the Required Currency of the amount expressed to be payable in that currency. The obligation of each party to make such payment in the Required Currency shall be enforceable as an alternative or additional cause of action for the purpose of recovery in the Required Currency of the amount, (if any), by which such actual receipt shall fall short of the full amount of the Required Currency and shall not be affected by judgment being obtained for any other sums due under this Agreement.

11.11         Notices

All notices, requests, demands, directions, consents and other communications under this Agreement shall, unless otherwise stated herein, be in writing, and mailed or hand-delivered or sent by facsimile or e-mail transmission as to each party hereto, at the address for such party set forth below, or at such address as shall be designated by the party in a written notice to the other party hereto:

If to the Borrower:	Seven Seas Water (Trinidad) Unlimited First Floor, Briar Place 10 Sweet Briar Road St. Clair, Port-of-Spain Trinidad & Tobago Attention: Secretary Facsimile: + 1 (868) 622-2671

With a copy to:	AquaVenture Holdings LLC 14400 Carlson Circle Tampa, FL 33626 Attention: Chief Financial Officer Facsimile: + 1 (813) 855-8631

If to the Lender:

The Bank of Nova Scotia

720 King Street West, 2nd Floor

Toronto, Ontario M5V 2T3

Attention: Director Agency

Department: Global Wholesale Operations

Reference:  Seven Seas Water (Trinidad) Unlimited

Facsimile: +1 (416) 350-5506

All such notices, requests, demands, directions and other communications shall, in the case of hand delivery, overnight or international courier, and facsimile or e-mail transmission, be effective when received, if received between the hours of 8.30 am and 4.30 pm on a Business Day, and if not so received on a Business Day, shall be effective from the next day which is a Business Day; and in the case of mail, (other than overnight or international courier) on the third (3rd) Business Day following the posting thereof, postage prepaid.

11.12         Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.

11.13         General Indemnity

The Borrower shall indemnify, exonerate and hold the Lender and each of its respective officers, directors, employees and agents, (collectively the “Indemnified Parties”), free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith, (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable documented, out-of-pocket legal fees and disbursements, but excluding indirect, special or consequential losses or damages (collectively the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to:

(a)                                 any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of this Loan;

(b)                                 the entering into and performance of this Agreement, Security Documents and the documents set out in Appendices, by the Borrower, (including any action brought by or on behalf of the Borrower as a result of any determination by the Lender to suspend the Lender’s obligations to make Advances pursuant to Section 9.2 of the Agreement or to terminate an Advance pursuant to Section 7 of the Agreement but not including any breach of this Agreement and any breach of the documents set out in Appendices thereto by the Lender); and

(c)                                  any investigation, litigation or proceeding which relates directly to the Borrower related to any aspect of this Agreement, Security Documents and the documents set out in Appendices thereto, except, (in relation to (a), (b) and (c) above), for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Parties’ gross negligence, bad faith, or willful misconduct.

SECTION 12

APPLICABLE LAW AND JURISDICTION

12.1                This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without reference to its principles of conflicts of laws, (other than Section 5-1401 of the New York General Obligations Law).

12.2                The parties hereby irrevocably submit, on a non-exclusive basis, to the jurisdiction of any State or United States Federal Court sitting in the State of New York, United States of America and any appellate court thereof; in any action or proceeding arising out of or relating to this Agreement, or any Promissory Notes or for the recognition or enforcement of any judgment.  The Borrower irrevocably appoints CT Corp., an agent for service of process to accept service from the courts of the State of New York, United States of America, in any action.

12.3                The parties hereto each hereby irrevocably waive all right to trial by jury in any action, proceeding, or counterclaim arising out of or relating to this Agreement.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on the 18 day of April, 2016.

The Bank of Nova Scotia

By:	/s/ Luis P. Bautista	By:	/s/ David Thomas
Name:	Luis P. Bautista	Name:	David Thomas
Title:	Director, ICCB	Title:	Vice President

Seven Seas Water (Trinidad) Unlimited

By:	/s/Richard Lewis	By:
Name:	Richard Lewis	Name:
Title:	Director	Title:

AquaVenture Holdings LLC

Executing this Agreement specifically and exclusively in respect of sub-Sections 5.1(f), 5.1(k), 6.7, 6.11, 6.13(a), 6.13(b), and 8.11

By:	/s/ Lee Muller	By:
Name:	Lee Muller	Name:
Title:	Chief Financial Officer, Treasurer and Secretary	Title:

APPENDIX I

DRAWDOWN NOTICE

Date:

The Bank of Nova Scotia

44 King Street West

Toronto, Ontario

Canada, M5H 1H1

Attention:  [      ]

RE: Amended and Restated Credit Agreement between The Bank of Nova Scotia (the “Lender”) and Seven Seas Water (Trinidad) Unlimited (the “Borrower”) dated the       day of April, 2016 (the “Credit Agreement”).

With reference to the above-cited Credit Agreement, the undersigned hereby irrevocably requests for the Lender to make an Advance under Facility B in the amount of $[                           ] and hereby certifies that all requirements set out as Conditions Precedents to Advances in Section 4 to obtain an Advance have been fulfilled by the Borrower and there has been no Material Adverse Effect as of the date hereof.

Enclosed herewith is the following:

A written statement signed by an officer of the Borrower stating a) the amount spent to date on the Expansion Project, b) progress report with variance and explanations for each item in the Expansion Project budget.

Yours truly,

Authorized Officer

Seven Seas Water (Trinidad) Unlimited

APPENDIX II

PROMISSORY NOTE — FACILITY B

Seven Seas Water (Trinidad) Unlimited

US$	Date: [ insert date ]

FOR VALUE RECEIVED, Seven Seas Water (Trinidad) Unlimited, having its principal office located at First Floor, Briar Place, 10 Sweet Briar Road, St. Clair, Port-of-Spain, Trinidad & Tobago the Republic of Trinidad & Tobago (the “Borrower”) by this promissory note (this “Promissory Note”) hereby unconditionally promises to pay to the order of The Bank of Nova Scotia at 44 King Street West, Toronto, Ontario, Canada  M5H IHI (the “Lender”), the principal sum of                               UNITED STATES DOLLARS (US$                        ) or such lesser amount as shall be advanced by the Lender to the Borrower and evidenced hereby as set forth on the grid attached hereto as Schedule 1, in instalments as hereinafter provided and to pay interest on the principal balance from time to time outstanding, on each Payment Date, such interest accruing at a rate equal to one month LIBOR plus the Margin Facility B until the first Payment Date following the Fixed Interest Rate Date notice and at:

Fixed Interest Rate Percentage x (Fixed Rate Base + the Margin) + (1 -Fixed Interest Rate Percentage) x (one month LIBOR + the Margin)

commencing the first Payment Date following the Fixed Interest Rate Date and continuing until the Maturity Date.

Capitalized terms not otherwise defined shall have the meaning set forth in the Amended and Restated Credit Agreement dated April 18, 2016 between Seven Seas Water (Trinidad) Unlimited and The Bank of Nova Scotia (the “Credit Agreement”).

“Payment Date” shall mean the 15th day of each month of each year.

The balance of Facility B together with accrued interest and all other amounts outstanding shall be paid on or before April 15, 2019.

Interest on the unpaid principal amount from time to time is due and payable on each Payment Date, beginning on the first Payment Date, so long as any principal hereof remains outstanding.  Interest will be calculated on the basis of the actual number of days elapsed (including the first day, but excluding the last day) over a year of 360 days.

If the Borrower fails to pay any amount owing under this Promissory Note when due (whether at stated maturity, by acceleration or otherwise), the Borrower shall pay the Lender interest on such unpaid amount as calculated as per Section 3.3 of the Credit Agreement.

All payments received hereunder shall be applied in the manner and order as set out in the Credit Agreement.

Whenever any payment falls due on a day that is not a Business Day, the due date for payment shall be extended to the next following Business Day.

All payments to be made by the Borrower under this Promissory Note shall be made in United States Dollars in immediately available and freely transferable funds no later than 1:00 pm (Eastern time) on the date on which due, without set-off, counterclaim, deduction, withholding on account of taxes levied or imposed under the laws of the Republic of Trinidad & Tobago subject, however, to the provisions of Section 11.8 of the Credit Agreement.

If any Event of Default occurs, the entire outstanding principal amount hereof and interest accrued thereon shall immediately become due and payable, at the option and upon the demand of the Lender and with prior written notice to the Borrower.

This Promissory Note shall be valid and enforceable as to its principal amount at any time only to the extent of the aggregate amounts then disbursed and outstanding, and, as to interest, only to the extent of the interest accrued thereon.

The Borrower hereby waives demand, diligence, presentment, protest and notice of every kind, and warrants to the holder that all actions and approvals required for the execution and delivery hereof as a legal, valid and binding obligation of the undersigned, enforceable in accordance with the terms hereof (subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and general principles of equity), have been duly taken and obtained.  The failure of the holder hereof to exercise any of its rights hereunder in any instance shall not constitute a waiver thereof in that or any other instance.

The Borrower agrees to pay on demand all reasonable documented, out-of-pocket costs and expenses of the Lender that are incurred in connection with the enforcement of this Promissory Note, including, but not limited to, reasonable documented, out-of-pocket attorneys’ fees and expenses related thereto.

The rest of this page is left intentionally blank.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAWS, (OTHER THAN SECTION 5 - 1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).  Any dispute between the parties related hereto shall be determined with reference to Section 12.2 of the Credit Agreement.

SEVEN SEAS WATER (TRINIDAD) UNLIMITED

By:
Authorized Signatory

Name:
Title:

By:
Authorized Signatory

Name:
Title:

Schedule 1

Drawdown Date	Amount of Principal Advanced	Signature of Authorized Officer of the Lender

APPENDIX III

AMENDED AND RESTATED GUARANTEE

THIS AMENDED AND RESTATED GUARANTEE (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Guarantee”) is made and entered into effective as of this • day of         , 2016 by the undersigned, AquaVenture Holdings LLC, a Delaware limited liability company formed on December 14, 2006 (the “Guarantor”), in favor of and for the benefit of Lender, a banking institution organized and existing under the laws of Canada.

This Guarantee amends and restates the Guarantee granted by the Guarantor dated                            in favour of the Bank.

Capitalized terms used but not otherwise defined herein shall have the meaning attributed to such terms in the Credit Agreement (as defined below).

RECITALS

WHEREAS, Lender has agreed to make a loan to Borrower (hereinafter, the “Loan”), pursuant to the terms of the Credit Agreement (defined below); and

WHEREAS, one of the conditions precedent to the availability of the Loan to the Borrower is the issue of a Guarantee by Guarantor, in favor of Lender, guaranteeing the prompt, proper and full payment by the Borrower of the Guaranteed Obligations (as defined herein); and

WHEREAS, Guarantor has agreed to provide the Guarantee and the granting of the Guarantee has been approved by all required corporate action on the part of Guarantor,

NOW THEREFORE, in furtherance of the matters set forth above and in consideration of the Lender making the Loan or any part thereof available to the Borrower, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the Guarantor), the Guarantor hereby agrees as follows:

TERMS AND CONDITIONS

1.1.                       “Bankruptcy Law” means any federal, state or local bankruptcy or insolvency law applicable to Borrower including, without limitation, the laws of the Republic of Trinidad & Tobago.

1.2.                       “Borrower” means, Seven Seas (Trinidad) Unlimited, a Trinidad corporation, having a principal office located at First Floor, Briar Place, 10 Sweet Briar Road, St. Clair, Port-of-Spain, Trinidad & Tobago.

1.3.                       “Commitment” means, the Lender’s obligation to make advances under the Credit Agreement.

1.4.                       “Credit Agreement” means the Amended and Restated Credit Agreement between Borrower and Lender, dated as of                       , 2016, as amended, restated, amended and restated, supplemented and/or modified from time to time.

1.5.                       “Lender” means The Bank of Nova Scotia, a banking institution organized and existing under the laws of Canada having its executive offices and principal place of business located at 44 King Street West, Toronto, Ontario, Canada.

1.6.                       “Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

1.7.                       “Financial Documents” as defined in the Credit Agreement.

1.8.                       “Obligations” means all payment obligations (monetary or otherwise) of the Borrower arising under or in connection with this Guarantee, the Credit Agreement and other Financial Documents.

1.9.                       “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

1.10.                “Security” shall have the meaning in Section 2.3 of the Credit Agreement.

1.11.                “Subsidiary” means, with respect to any Person, any corporation or other legal entity of which more than 50% of the outstanding capital stock or equity interests having ordinary voting power to elect a majority of the board of directors or other applicable governing body of such corporation or entity (irrespective of whether at the time capital stock  or other equity interests of any other class or classes of such corporation or other legal entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

2.1                               Guarantee. The Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of the Borrower now or hereafter existing under or in respect of the Financial Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses (including reasonable legal costs) or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all reasonable, documented, out-of-pocket expenses (including, without limitation, reasonable, documented, out-of-pocket fees and expenses of counsel) incurred by the Lender in enforcing any rights under this Guarantee or any other Financial Document. Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Lender under or in respect of the Financial Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

3.1                               Guarantee Absolute. The Guarantor guarantees that, to the fullest extent permitted by applicable law, the Guaranteed Obligations will be paid strictly in accordance with the terms of the Financial Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lender or any Lender with respect thereto. The Obligations of the Guarantor under or in respect of this Guarantee are independent of the Guaranteed Obligations or any other obligations of the Borrower under or in respect of the Financial Documents, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guarantee, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. The liability of the Guarantor under this Guarantee shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following, in each case, to the fullest extent permitted by applicable law (except for any defence of payment or performance of the Guaranteed Obligations in full):

(a) any lack of validity or enforceability of any Financial Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of the Borrower under or in respect of the Financial Documents, or any other amendment or waiver of or any consent to departure from any Financial Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other Guarantee, for all or any of the Guaranteed Obligations;

(d) any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of the Borrower under the Financial Documents or any other assets of the Borrower or any other assets of the Borrower or any of its Subsidiaries; (e) any change, restructuring or termination of the corporate structure or existence of the Borrower;

(e) any failure of the Lender or any Lender to disclose to the Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower now or hereafter known to such party (the Guarantor waiving any duty on the part of the other parties hereto to disclose such information);

(f)  the failure of any other Person to execute or deliver any other Guarantee or agreement or the release or reduction of liability of any other guarantor or surety with respect to the Guaranteed Obligations; or;

(g)  any other circumstance (including, without limitation, any statute of limitations) or the existence of or reliance on any representation by the Lender that might otherwise constitute a defense available to, or a discharge of, the Guarantor or any other guarantor or surety (other than the defence of payment and performance of the Guaranteed Obligations in full).

This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

4.1          Waivers and Acknowledgments:

(a) The Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guarantee and any requirement that the Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person.

(b) The Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guarantee and acknowledges that this Guarantee is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) The Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Lender or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Guarantor or other rights of the Guarantor to proceed against the Borrower, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of the Guarantor hereunder.

(d) The Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Lender or any Lender to disclose to the Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any of its Subsidiaries or the Borrower now or hereafter known by the Lender.

(e) The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Financial Documents and that the waivers set forth in Section 3.1 and this Section 4.1 are knowingly made in contemplation of such benefits.

5.1                               Subrogation. Until all of the Guaranteed Obligations shall have been paid in full, the Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower that arise from the existence, payment, performance or enforcement of the Guarantor’s Obligations under or in respect of this Guarantee or any other Financial Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Lender against the Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guarantee shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guarantee, such amount shall be received and held in trust for the benefit of the Lenders and the Lender, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Lender in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guarantee, whether matured or not matured, in accordance with the terms of the Financial Documents. If (i) the Guarantor shall make payment to the Lender of all or any part of the Guaranteed Obligations, and (ii) all of the Guaranteed Obligations and all other amounts payable under this Guarantee shall have been paid in full in cash, the Lender will, at the Guarantor’s request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by the Guarantor pursuant to this Guarantee.

6.1                               Subordination. The Guarantor hereby subordinates, and shall cause each of its Subsidiaries to subordinate, any and all debts, liabilities and other obligations (including, without limitation, all payment obligations) owed to the Guarantor or any such Subsidiary, as the case may be, by the Borrower (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 6.1:

(a) Prohibited Payments, Etc. Except during the continuance of an Event of Default as defined in the Credit Agreement (including, without limitation, the commencement and continuation of any proceeding under any Bankruptcy Law), the Guarantor and its Subsidiaries may receive payments from the Borrower on account of the Subordinated Obligations. After the occurrence, and during the continuance, of an Event of Default (including, without limitation, the commencement and continuation of any proceeding under any Bankruptcy Law), unless the Lender otherwise agrees, the Guarantor and its Subsidiaries shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to the Borrower, the Guarantor agrees that the Lender and the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including, without limitation, all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before the Guarantor or any of its Subsidiaries receive payment of any Subordinated Obligations.

(c)  Turn-Over. After the occurrence and during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any bankruptcy law relating to the Borrower), the Guarantor and its Subsidiaries shall, if the Lender so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lender and deliver such payments to the Lender on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guarantee.

(d) Lender Authorization. After the occurrence and during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any bankruptcy law relating to the Borrower), the Lender is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of the Guarantor and its

Subsidiaries, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require the Guarantor and its Subsidiaries (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Lender for application to the Guaranteed Obligations (including any and all Post Petition Interest).

(e) Liens. The Guarantor hereby subordinates, and shall cause each of its Subsidiaries to subordinate, any and all present and future Liens of the Guarantor or any such Subsidiary, as the case may be, on any property or assets of the Borrower, to any and all present and future Liens of the Lender, or any security trustee acting on their behalf granted to secure the Obligations of the Borrower under the Loan Documents (the “Senior Indebtedness”), notwithstanding the respective times of attachment of the interests of the Lender, the Guarantor or its Subsidiaries, or the respective times that the Subordinated Obligations or the Senior Indebtedness arise or are incurred.

7.1                               Continuing Guarantee; Assignments. This Guarantee is a continuing guarantee and shall (a) remain in full force and effect until the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guarantee, (b) be binding upon the Guarantor, its successors and assigns, and (c) inure to the benefit of and be enforceable by the Lender and the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, the Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, the Promissory Note held by it) to any other Person with the prior written consent of the Guarantor (not to be unreasonably withheld or delayed), and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such assignor herein. The Guarantor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

8.1                               Payments; Application.  All payments to be made hereunder by Guarantor shall be made in U.S. Dollars, in immediately available funds, and without deduction (whether for taxes or otherwise) or offset and shall be applied to the Guaranteed Obligations in accordance herewith subject to Section 11.8 of the Credit Agreement.

9.1                               Attorneys Fees and Costs.  The Guarantor agrees to pay, on demand, all reasonable and documented attorneys fees and all reasonable, documented and out-of-pocket costs and expenses which may be incurred by the Lender in connection with the enforcement of this Guarantee or in any way arising out of, or consequential to, the protection, assertion, or enforcement of the Guaranteed Obligations (or any security therefor), irrespective of whether suit is brought.

10.1                        Notices.  All notices and other communications hereunder to Lender shall be in writing and shall be mailed, sent, or delivered in accordance with the Credit Agreement.  All notices and other communications hereunder to Guarantor shall be in writing and shall be mailed, sent, or delivered to:

AquaVenture Holdings LLC

14400 Carlson Circle

Tampa, FL 33626

Attention:    Chief Financial Officer

Facsimile:    813-855-8631

11.1                        Cumulative Remedies.  No remedy under this Guarantee, under the Credit Agreement, or any other Financial Document is intended to be exclusive of any other remedy, but each and every remedy shall be cumulative and in addition to any and every other remedy given under this Guarantee, under the Credit Agreement, or any other Financial Document, and any remedy provided by applicable law. No delay or omission by the Lender to exercise any right under this Guarantee shall impair any such right nor be construed to be a waiver thereof.  No failure on the part of the Lender to exercise, and no delay in exercising, any right under this Guarantee shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Guarantee preclude any other or further exercise thereof or the exercise of any other right.

12.1                        Severability of Provisions.  Each provision of this Guarantee shall be severable from every other provision of this Guarantee for the purpose of determining the legal enforceability of any specific provision.

13.1                        Entire Agreement; Amendments.  This Guarantee constitutes the entire agreement between parties pertaining to the subject matter contained herein.  This Guarantee may not be altered, amended, or modified, nor may any provision hereof be waived or noncompliance therewith consented to, except by means of a writing executed by Guarantor and Lender.  Any such alteration, amendment, modification, waiver, or consent shall be effective only to the extent specified therein and for the specific purpose for which given.  No course of dealing and no delay or waiver of any right or default under this Guarantee shall be deemed a waiver of any other, similar or dissimilar, right or default or otherwise prejudice the rights and remedies hereunder.

14.1                        CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

THE VALIDITY OF THIS GUARANTEE, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS GUARANTEE SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE SOUTHERN DISTRICT OF NEW YORK STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER

PROPERTY MAY BE FOUND.  THE GUARANTOR WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 15.1

THE GUARANTOR AND THE LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  THE GUARANTOR AND EACH LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS SECTION MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

15.1                        Counterparts; Telefacsimile Execution.  This Guarantee may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Guarantee.  Delivery of an executed counterpart of this Guarantee by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Guarantee.  Any party delivering an executed counterpart of this Guarantee by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Guarantee but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Guarantee.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Guarantee as of the date first written above.

AQUAVENTURE HOLDINGS LLC

By:

Authorized Signatory

Name:

Title:

THE BANK OF NOVA SCOTIA

By:

Authorized Signatory

Name:

Title: